EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.
News Release
CONTACT:	Andy Backman Vice President, Investor Relations (203) 849-7938

FTI Consulting, Inc. Investors: Blake Mueller (718) 578-3706

EMCOR GROUP, INC. REPORTS FOURTH QUARTER AND FULL-YEAR 2023 RESULTS

Record Quarterly and Full-Year Revenues of $3.44 billion and $12.58 billion, respectively
Record Quarterly and Full-Year Diluted EPS of $4.47 and $13.31, respectively
Non-GAAP Full-Year Diluted EPS of $13.34
Record Remaining Performance Obligations of $8.85 billion, 18.6% Increase Year-over-Year
2024 Revenues and Diluted EPS Guidance of $13.5 billion - $14.0 billion and $14.00 - $15.00
Board Approves Increase in Quarterly Dividend to $0.25 per share from $0.18 per share

NORWALK, CONNECTICUT, February 28, 2024 - EMCOR Group, Inc. (NYSE: EME) today reported results for the fourth quarter and year ended December 31, 2023.

Fourth Quarter 2023 Results of Operations

For the fourth quarter of 2023, net income was $211.5 million, or $4.47 per diluted share, compared to $126.3 million, or $2.63 per diluted share, for the fourth quarter of 2022. Revenues for the fourth quarter of 2023 totaled $3.44 billion, an increase of 16.6%, compared to $2.95 billion for the fourth quarter of 2022.

Operating income for the fourth quarter of 2023 was $289.2 million, or 8.4% of revenues, compared to $177.2 million, or 6.0% of revenues, for the fourth quarter of 2022. Operating income included depreciation and amortization expense, inclusive of amortization of identifiable intangible assets, of $31.2 million and $28.0 million for the fourth quarter of 2023 and 2022, respectively.

Selling, general and administrative expenses for the fourth quarter of 2023 totaled $328.5 million, or 9.6% of revenues, compared to $277.6 million, or 9.4% of revenues, for the fourth quarter of 2022.

The Company's income tax rate for the fourth quarter of 2023 was 27.5%, compared to 27.4% for the fourth quarter of 2022.

Remaining performance obligations as of December 31, 2023 were a record $8.85 billion compared to $7.46 billion as of December 31, 2022, up approximately $1.39 billion year-over-year.
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EMCOR Reports Fourth Quarter and Fiscal Year Results	Page 2
Full Year 2023 Results of Operations

Revenues for the 2023 full-year period totaled $12.58 billion, an increase of 13.6%, compared to $11.08 billion for the 2022 full-year period. Net income for the 2023 full-year period was $633.0 million, or $13.31 per diluted share, compared to $406.1 million, or $8.10 per diluted share, for the 2022 full-year period. Net income for the 2023 full-year period included a long-lived asset impairment charge of $2.4 million, or $1.7 million after taxes. Excluding this impairment charge, non-GAAP net income for the 2023 full-year period was $634.7 million, or $13.34 per diluted share.

Operating income for the 2023 full-year period was $875.8 million, or 7.0% of revenues, compared to $564.9 million, or 5.1% of revenues, for the 2022 full-year period. Excluding the previously referenced impairment charge, non-GAAP operating income for the 2023 full-year period was $878.1 million, or 7.0% of revenues. Operating income included depreciation and amortization expense, inclusive of amortization of identifiable intangible assets, of $119.0 million and $108.6 million for the 2023 and 2022 full-year periods, respectively.

Refer to the attached tables for a reconciliation of non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, and non-GAAP diluted earnings per share to the comparable GAAP measures.

SG&A totaled $1.21 billion, or 9.6% of revenues, for the 2023 full-year period, compared to $1.04 billion, or 9.4% of revenues, for the 2022 full-year period.

The Company's income tax rate for the 2023 full-year period was 27.5%, compared to 27.3% for the 2022 full-year period.

Tony Guzzi, Chairman, President, and Chief Executive Officer of EMCOR, commented, “The Company reported exceptional results for the fourth quarter and full year of 2023, achieving record quarterly and annual revenues, operating income, operating margin, and diluted earnings per share. As we look forward, we continue to expect demand for our services to remain strong, which is reflected in the 18.6% year-over-year increase in our remaining performance obligations.”

Mr. Guzzi added, “Our U.S. Construction segments posted another quarter of exceptional results, concluding an outstanding year. On a combined basis, these segments achieved record revenues and operating income for both the fourth quarter and full year. We remain confident in the future of these businesses given several tailwinds working in our favor, including a strong project pipeline with a solid margin profile. Our U.S. Mechanical Construction segment had a particularly exceptional year with 18.2% annual revenue growth, all of which was organic, driven by strong performance across virtually all end markets. We believe that our investments in building information modeling, prefabrication, digital tools, and robotics have increased our productivity, yielding positive results and enhancing our operational efficiencies across this segment, as evidenced in part by an operating margin of 10.5% for the full year. Our U.S. Electrical Construction segment continued to perform very well as we benefited from consistent strong demand, particularly in the data center market, the energy sector, including several renewable energy projects, and the healthcare market sector, all of which is reflected in the segment’s
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EMCOR Reports Fourth Quarter and Fiscal Year Results	Page 3
revenue growth of 14.4% and operating margin of 8.3% for the full year. This segment also benefited from growth within the high-tech manufacturing market sector as demand for our electrical construction services strengthened throughout the year. Our U.S. Building Services segment had another strong year with revenue growth of 13.3% year-over-year. Key end markets remained resilient with energy efficiency and indoor air quality projects driving retrofit demand. Our U.S. Industrial Services segment continued to improve at a measured pace, delivering revenue growth of 4.4% and operating income growth of 79%, year-over-year. Our U.K. Building Services segment reported an operating margin of 5.9% for the full year, despite operating in a challenged macroeconomic environment.”

Full Year 2024 Guidance

Based on expected project mix and our current visibility into the coming year, EMCOR expects full-year 2024 revenues to be between $13.5 billion and $14.0 billion and full-year 2024 diluted earnings per share to be in the range of $14.00 to $15.00.

Mr. Guzzi continued, “2023 was another outstanding year for EMCOR, with record-breaking achievements across virtually every metric. Our revenue and operating income growth was exceptional in 2023, driven by our ability to win and execute well in large, growing market sectors such as high-tech manufacturing, network and communications, manufacturing and industrial, and healthcare, all of which are benefiting from long-term secular trends that require excellence in specialty trade contracting. 2023 was not without its difficulties as the operating environment remained challenging, but we met those challenges with resolve and strong, focused execution, demonstrating the resilience and adaptability of our business as we capitalized on long-term, enduring market trends. Investments in BIM and prefabrication continue to create efficiencies and differentiate us during the bidding process, particularly when coupled with the project-level expertise of our teams in the field and the strength of our balance sheet.”

Mr. Guzzi concluded, “We believe our growth strategy continues to position EMCOR for long-term success, as both our organic and inorganic initiatives are driving record performance. Looking forward, we believe we are positioned in the right market sectors and geographies to continue to win complex projects that allow us an opportunity to perform well for our customers. Our record remaining performance obligations provide solid visibility into 2024, despite some macroeconomic headwinds and other factors that could impact our performance and execution. As always, we will continue to maintain our proven and disciplined approach to capital allocation. We remain focused on returning capital to our shareholders, as evidenced by the latest increase in our dividend, and on investing in the sustainable growth of the Company, both in our existing businesses and through our disciplined acquisition strategy.

We recently signed agreements to acquire several companies that are leaders in their respective offerings and regions, reflecting our strategy of expanding and complementing the capabilities and geographical footprint of our existing businesses to better serve the evolving needs of our customers.”

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EMCOR Reports Fourth Quarter and Fiscal Year Results	Page 4
Dividend Increase

The Company today announced that its Board of Directors has approved an increase to the Company’s regular quarterly dividend to $0.25 per share from $0.18 per share. The Board expects to declare this cash dividend starting in the second quarter of 2024.

Mr. Guzzi said, “This planned dividend increase is a testament to the exceptional execution of our employees, confidence in our business, and solid financial foundation. We believe our strong performance across key end markets positions us for sustained success going into 2024.”

Fourth Quarter Earnings Conference Call Information

EMCOR Group's fourth quarter conference call will be available live via internet broadcast today, Wednesday, February 28, at 10:30 AM Eastern Standard Time. The live call may be accessed through the Company's website at www.emcorgroup.com.

About EMCOR

EMCOR Group, Inc. is a Fortune 500 leader in mechanical and electrical construction services, industrial and energy infrastructure and building services. This press release and other press releases may be viewed at the Company’s website at www.emcorgroup.com. EMCOR routinely posts information that may be important to investors in the “Investor Relations” section of our website at www.emcorgroup.com. Investors and potential investors are encouraged to consult the EMCOR website regularly for important information about EMCOR.

Forward Looking Statements:

This release contains forward-looking statements. Such statements speak only as of February 28, 2024, and EMCOR assumes no obligation to update any such forward-looking statements, unless required by law. These forward-looking statements may include statements regarding anticipated future operating and financial performance, including financial guidance and projections underlying that guidance; the nature and impact of our remaining performance obligations; our ability to be prudent capital allocators; our ability to pursue organic investments and acquisitions; our ability to return capital to shareholders; market opportunities; market growth prospects; customer trends; and project mix. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated (whether expressly or implied) by the forward-looking statements. Accordingly, these statements do not guarantee future performance or events. Applicable risks and uncertainties include, but are not limited to, adverse effects of general economic conditions; domestic and international political developments; changes in the specific markets for EMCOR’s services; adverse business conditions, including labor market tightness and/or disruption, productivity challenges, the nature and extent of supply chain disruptions impacting availability and pricing of materials, and inflationary trends more generally, including fluctuations in energy costs; the impact of legislation and/or government regulations; changes in interest rates; the availability of adequate levels of surety bonding; increased competition; and unfavorable developments in the mix of our business. Certain of the risk factors associated with EMCOR’s business are also discussed in Part I, Item 1A “Risk Factors,” of the Company’s 2023 Form 10-K, and in other reports filed from time to time with the Securities and Exchange Commission and available at www.sec.gov and www.emcorgroup.com. Such risk factors should be taken into account in evaluating our business, including any forward-looking statements.

Non-GAAP Measures:

This release also includes certain financial measures that were not prepared in accordance with U.S. generally accepted accounting principles (GAAP). Reconciliations of those non-GAAP financial measures to the most directly comparable GAAP financial measures are included in this release. The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally. We also believe that these non-GAAP measures provide investors with useful information with respect to our ongoing operations. Any non-GAAP financial measures presented are not, and should not be viewed as, substitutes for financial measures required by GAAP, have no standardized meaning prescribed by GAAP, and may not be comparable to the calculation of similar measures of other companies.

EMCOR GROUP, INC.
FINANCIAL HIGHLIGHTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share information)

	(Unaudited)
	For the quarters ended December 31,		For the years ended December 31,
	2023	2022	2023	2022
Revenues	$3,439,221	$2,949,822	$12,582,873	$11,076,120
Cost of sales	2,821,476	2,495,022	10,493,534	9,472,526
Gross profit	617,745	454,800	2,089,339	1,603,594
Selling, general and administrative expenses	328,549	277,618	1,211,233	1,038,717
Impairment loss on long-lived assets	—	—	2,350	—
Operating income	289,196	177,182	875,756	564,877
Net periodic pension (cost) income	(279)	1,023	(1,119)	4,311
Interest income (expense), net	2,830	(4,204)	(1,784)	(10,438)
Income before income taxes	291,747	174,001	872,853	558,750
Income tax provision	80,232	47,701	239,524	152,628
Net income including noncontrolling interests	211,515	126,300	633,329	406,122
Net (loss) income attributable to noncontrolling interests	(2)	—	335	—
Net income attributable to EMCOR Group, Inc.	$211,517	$126,300	$632,994	$406,122

Basic earnings per common share:	$4.49	$2.65	$13.37	$8.13

Diluted earnings per common share:	$4.47	$2.63	$13.31	$8.10

Weighted average shares of common stock outstanding:
Basic	47,097,762	47,710,479	47,358,467	49,931,940
Diluted	47,331,532	47,936,737	47,564,258	50,136,262

Dividends declared per common share	$0.18	$0.15	$0.69	$0.54

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$789,750	$456,439
Accounts receivable, net	3,203,490	2,567,371
Contract assets	269,885	273,176
Inventories	110,774	85,641
Prepaid expenses and other	73,072	79,346
Total current assets	4,446,971	3,461,973
Property, plant, and equipment, net	179,378	157,819
Operating lease right-of-use assets	310,498	268,063
Goodwill	956,549	919,151
Identifiable intangible assets, net	586,032	593,975
Other assets	130,293	123,626
Total assets	$6,609,721	$5,524,607
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt and finance lease liabilities	$2,465	$15,567
Accounts payable	935,967	849,284
Contract liabilities	1,595,109	1,098,263
Accrued payroll and benefits	596,936	465,000
Other accrued expenses and liabilities	312,642	258,190
Operating lease liabilities, current	75,236	67,218
Total current liabilities	3,518,355	2,753,522
Long-term debt and finance lease liabilities	2,838	231,625
Operating lease liabilities, long-term	259,430	220,764
Other long-term obligations	358,283	344,405
Total liabilities	4,138,906	3,550,316
Equity:
Total EMCOR Group, Inc. stockholders’ equity	2,469,778	1,973,589
Noncontrolling interests	1,037	702
Total equity	2,470,815	1,974,291
Total liabilities and equity	$6,609,721	$5,524,607

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2023 and 2022
(In thousands)

	2023	2022
Cash flows - operating activities:
Net income including noncontrolling interests	$633,329	$406,122
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51,822	47,296
Amortization of identifiable intangible assets	67,143	61,315
Provision for credit losses	7,859	5,166
Deferred income taxes	(16,651)	10,483
Gain on sale or disposal of property, plant, and equipment	(2,057)	(6,393)
Non-cash expense for impairment of long-lived assets	2,350	—
Non-cash share-based compensation expense	13,739	12,125
Other reconciling items	268	925
Changes in operating assets and liabilities, excluding the effect of businesses acquired	141,853	(39,106)
Net cash provided by operating activities	899,655	497,933
Cash flows - investing activities:
Payments for acquisitions of businesses, net of cash acquired	(96,491)	(98,656)
Proceeds from sale or disposal of property, plant, and equipment	13,604	7,145
Purchases of property, plant, and equipment	(78,404)	(49,289)
Net cash used in investing activities	(161,291)	(140,800)
Cash flows - financing activities:
Proceeds from revolving credit facility	200,000	270,000
Repayments of revolving credit facility	(200,000)	(270,000)
Repayments of long-term debt and debt issuance costs	(246,171)	(13,875)
Repayments of finance lease liabilities	(2,776)	(3,551)
Dividends paid to stockholders	(32,684)	(27,187)
Repurchases of common stock	(127,713)	(660,609)
Taxes paid related to net share settlements of equity awards	(6,060)	(7,539)
Issuances of common stock under employee stock purchase plan	9,189	8,177
Payments for contingent consideration arrangements	(5,839)	(5,534)
Net cash used in financing activities	(412,054)	(710,118)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	6,372	(12,515)
Increase (decrease) in cash, cash equivalents, and restricted cash	332,682	(365,500)
Cash, cash equivalents, and restricted cash at beginning of year (1)	457,068	822,568
Cash, cash equivalents, and restricted cash at end of period (1)	$789,750	$457,068

(1)Includes $0.6 million and $1.2 million of restricted cash classified as “Prepaid expenses and other” in the Consolidated Balance Sheets as of December 31, 2022 and 2021, respectively.

EMCOR GROUP, INC.
SEGMENT INFORMATION
(In thousands)

	(Unaudited)
	For the quarters ended December 31,
	2023	2022
Revenues from unrelated entities:
United States electrical construction and facilities services	$763,404	$713,589
United States mechanical construction and facilities services	1,472,532	1,133,260
United States building services	802,029	713,398
United States industrial services	292,476	276,243
Total United States operations	3,330,441	2,836,490
United Kingdom building services	108,780	113,332
Total operations	$3,439,221	$2,949,822

	For the years ended December 31,
	2023	2022
Revenues from unrelated entities:
United States electrical construction and facilities services	$2,783,723	$2,433,114
United States mechanical construction and facilities services	5,074,803	4,292,208
United States building services	3,120,134	2,754,953
United States industrial services	1,167,790	1,118,767
Total United States operations	12,146,450	10,599,042
United Kingdom building services	436,423	477,078
Total operations	$12,582,873	$11,076,120

EMCOR GROUP, INC.
SEGMENT INFORMATION
(In thousands)

	(Unaudited)
	For the quarters ended December 31,
	2023	2022
Operating income (loss):
United States electrical construction and facilities services	$76,275	$58,082
United States mechanical construction and facilities services	186,094	104,780
United States building services	42,052	37,941
United States industrial services	12,642	1,463
Total United States operations	317,063	202,266
United Kingdom building services	5,461	4,466
Corporate administration	(33,328)	(29,550)
Total operations	289,196	177,182
Other items:
Net periodic pension (cost) income	(279)	1,023
Interest income (expense), net	2,830	(4,204)
Income before income taxes	$291,747	$174,001

	For the years ended December 31,
	2023	2022
Operating income (loss):
United States electrical construction and facilities services	$230,640	$148,728
United States mechanical construction and facilities services	530,644	330,325
United States building services	182,995	146,639
United States industrial services	35,375	19,787
Total United States operations	979,654	645,479
United Kingdom building services	25,681	29,838
Corporate administration	(127,229)	(110,440)
Impairment loss on long-lived assets	(2,350)	—
Total operations	875,756	564,877
Other items:
Net periodic pension (cost) income	(1,119)	4,311
Interest expense, net	(1,784)	(10,438)
Income before income taxes	$872,853	$558,750

EMCOR GROUP, INC.
RECONCILIATION OF ORGANIC REVENUE GROWTH
(In thousands, except for percentages) (Unaudited)

The following table provides a reconciliation between organic revenue growth, a non-GAAP measure, and total revenue growth for the quarter and year ended December 31, 2023.

	For the quarter ended December 31, 2023		For the year ended December 31, 2023
	$	%	$	%
GAAP revenue growth	$489,399	16.6%	$1,506,753	13.6%
Incremental revenues from acquisitions	(10,863)	(0.4)%	(107,133)	(1.0)%
Organic revenue growth, a non-GAAP measure	$478,536	16.2%	$1,399,620	12.6%

EMCOR GROUP, INC.
RECONCILIATION OF 2023 AND 2022 NON-GAAP MEASURES
(In thousands, except for percentages and per share data) (Unaudited)
In our press release and related presentation, we provide non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, and non-GAAP diluted earnings per common share for the years ended December 31, 2023 and 2022. The following tables provide a reconciliation between these amounts determined on a non-GAAP basis and the most directly comparable GAAP measures for such periods.

	For the years ended December 31,
	2023	2022
GAAP operating income	$875,756	$564,877
Impairment loss on long-lived assets	2,350	—
Non-GAAP operating income	$878,106	$564,877

	For the years ended December 31,
	2023	2022
GAAP operating margin	7.0%	5.1%
Impairment loss on long-lived assets	0.0%	—%
Non-GAAP operating margin	7.0%	5.1%

	For the years ended December 31,
	2023	2022
GAAP net income	$632,994	$406,122
Impairment loss on long-lived assets	2,350	—
Tax effect of impairment loss on long-lived assets	(651)	—
Non-GAAP net income	$634,693	$406,122

	For the years ended December 31,
	2023	2022
GAAP diluted earnings per common share	$13.31	$8.10
Impairment loss on long-lived assets	0.05	—
Tax effect of impairment loss on long-lived assets	(0.01)	—
Non-GAAP diluted earnings per common share	$13.34	$8.10
_________
Amounts presented in this table may not foot due to rounding.

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